Consent of Independent Registered Public Accounting Firm

To the Audit Committee and Shareholder
Perth Mint Physical Gold ETF:

We consent to the use of our report included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Columbus, Ohio
July 26, 2018